Exhibit 99.1

At Fenix Parts:

Scott Pettit

Chief Financial Officer

spettit@fenixparts.com

Investor and Media Inquiries:

Chris Kettmann

Clermont Partners

312-690-6002

ckettmann@clermontpartners.com

Fenix Parts Announces Anticipated Management Additions, Board Member Changes

WESTCHESTER, IL – June 17, 2015 – Fenix Parts, Inc. (Nasdaq: FENX), a leading recycler and reseller of original equipment manufacturer (“OEM”) automotive products, announced today that it is in discussions with two senior-level candidates to join the Fenix management team who have a demonstrated history of execution in all facets of consolidation, logistics, business process improvement and service delivery. These candidates would give the Fenix Parts team exceptional depth and relevant experience as it executes its growth strategy.

While Fenix eagerly anticipates the addition of these executives, Stericycle, Inc., where both executives are currently employed, has informed Fenix that it believes that Fenix’s offers of employment may violate the provisions of a November 2010 agreement between Stericycle and Fenix’s CEO Kent Robertson, who was then a Stericycle employee. Fenix disagrees, and the disagreement with Stericycle has caused an unexpected conflict of interest for two of Fenix’s directors – Richard Kogler and Frank ten Brink – who are officers and employees of Stericycle. Because of an internal Stericycle policy, Messrs. Kogler and ten Brink were required to resign from the Fenix Board, effective immediately. As each of them put it in his letter of resignation, “Stericycle internal policy is clear regarding the requirement for all its employees to avoid actual or potential conflicts of interest whenever a Stericycle employee becomes involved with another business or organization outside of the company.”

The company also announced the election of Clayton K. Trier to its Board of Directors and as Chairman of the Board’s Audit Committee. Since 2005 Mr. Trier has been a Director and Chairman of the Audit Committee of U.S. Physical Therapy, Inc. (NYSE: USPH). In addition, he was a founder and, from 2005 through 2008, served as non-executive Chairman of Digital Music Group, Inc., a reseller of digital music through online retailers, and was a founder and former Chairman and Chief Executive Officer of U.S. Delivery Systems, a NYSE-listed transportation and logistics company operating in North America, from 1993 to 1997. From 1991 to 1993, Mr. Trier headed Trier & Partners, a private investment banking firm focused on providing financing to and advising on mergers and acquisitions for environmental companies. From 1987 to 1991, Mr. Trier was President and CEO of Allwaste, Inc., a NYSE-listed environmental services firm. Prior to that, Mr. Trier was a partner in the Houston office of Arthur Andersen.

Fenix’s CEO Kent Robertson stated, “We have a unique and exciting opportunity to fill two key executive roles on the Fenix team with highly qualified candidates with whom I have worked closely in the past. At the same time, it is regrettable that Stericycle’s policy prevents Rich and Frank from continuing their valuable roles on our board. I would like to personally thank both of them for their mentoring and counsel throughout my career and their valuable contributions throughout the formation and public offering of Fenix, which brought together eight industry-leading companies to create a premier automotive parts recycler.”

Robertson continued, “We are extremely pleased with the addition of Clayton Trier to our board. His significant financial, operational, acquisition and public company experience will be a true asset to Fenix Parts. Furthermore, our governance committee has launched a search for an additional director to further enhance the depth, breadth and overall expertise of our Board of Directors. We look forward to informing our shareholders of his or her selection in the near future.”

About Fenix Parts

Fenix Parts is a leading recycler and reseller of original equipment manufacturer (“OEM”) automotive products. The company’s primary business is auto recycling, which is the recovery and resale of OEM parts, components and systems reclaimed from damaged, totaled or low value vehicles. Customers include collision repair shops (body shops), mechanical repair shops, auto dealerships and individual retail customers. Fenix provides its customers with high-quality recycled OEM products, extensive inventory and product availability, responsive customer service and fast delivery.

Fenix was founded in January 2014 to combine eight Founding Companies and create a network that offers sales, fulfillment and distribution in key regional markets in the United States and Canada. The Founding Companies have been in business an average of 25 years and operate from 13 locations.

Forward-Looking Statements

This press release contains forward-looking statements that are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected, expressed, or implied by such forward-looking statements. In some cases, you can identify forward-looking statements by use of words such as “may, will, should, anticipates, believes, expects, plans, future, intends, could, estimate, predict, projects, targeting, potential or contingent,” the negative of these terms or other similar expressions. Our actual results could differ materially from those discussed or implied herein.

We caution that it is very difficult to predict the impact of known factors, and it is impossible for us to anticipate all factors that could affect our actual results. All forward-looking statements are expressly qualified in their entirety by these cautionary statements. You should evaluate all forward-looking statements made in this press release in the context of the risks and uncertainties disclosed in our SEC filings. These filings are available online at www.sec.gov, www.fenixparts.com or upon request from Fenix Parts.

We caution you that the important factors referenced above may not contain all of the factors that are important to you. In addition, we cannot assure you that we will realize the results or developments we expect or anticipate or, even if substantially realized, that they will result in the consequences we anticipate or affect us or our operations in the way we expect. The forward-looking statements included in this press release are made only as of the date hereof. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law. If we do update one or more forward-looking statements, no inference should be made that we will make additional updates with respect to those or other forward-looking statements. We qualify all of our forward-looking statements by these cautionary statements.